Exhibit 10.7
OPENDOOR LABS INC.
410 N Scottsdale Rd Ste 1600
Tempe, AZ, 85288

VIA EMAIL
September 18, 2025
Christy Schwartz
[***]

        Re:     Employment Offer

Dear Christy:
Opendoor Labs Inc., a Delaware corporation (the “Company”), is pleased to offer you employment as the Company’s Interim Chief Financial Officer, on the terms described in this letter agreement (this “Agreement”). Your employment will commence no later than September 30, 2025 (such actual date of your commencement of employment will be referred to herein as the “Start Date”) and will conclude on the earlier of (i) May 15, 2026, or (ii) 30 days from the appointment of a Chief Financial Officer.
1.Employment. As Interim Chief Financial Officer, you will be responsible for performing such duties as are customarily associated with such position, and such other responsibilities consistent with your title as may be assigned to you by Kaz Nejatian, Chief Executive Officer, to whom you will report, including serving as the Principal Financial Officer of Opendoor Technologies, Inc. (“Parent”). You will be employed on a full-time basis. During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of Parent, the Company and its and their subsidiaries (collectively, the “Company Group”), except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. You will be based in the San Francisco Bay Area, you will work in person from our San Francisco, California office three days per week or otherwise in accordance with the Company’s standard policies with respect to in-office expectations for senior employees, and you will travel as reasonably required in connection with your duties when deemed necessary or requested by the Company from time to time. This is an exempt position.
2.Salary. You will be paid a base salary at the annual rate of $1,200,000, to be paid in accordance with the Company’s regular payroll practices. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.
3.Benefits. You will be eligible to participate in all of the employee benefit plans or programs the Company generally makes available to similarly situated employees, pursuant to the terms and conditions of such plans. You will be eligible for Company-paid holidays and paid time off in accordance with the Company’s policies. The Company may, from time to time, change these benefits in its discretion, provided that you will be treated no less favorably than similarly situated employees. Additional information regarding these benefits is available for your review upon request.
4.Equity. Subject to the approval of the Board of Directors or Compensation Committee of Parent, as soon as practicable following the Start Date, you will be granted 400,641 restricted stock units (“RSUs” and such grant, the “RSU Grant”).  Each RSU will represent the right to receive one share of the common stock of Parent. The RSU Grant will vest on the following schedule, except as set forth herein: 133,547 RSUs will vest on November 15, 2025, 133,547 RSUs will vest on February 15, 2026, and 133,547 RSUs will vest on May 15, 2026.  The RSU Grant will be subject to the provisions of Parent’s current equity incentive plan or inducement award plan, as applicable (the “Plan”) and our standard form of RSU award agreement, which will govern and control in all respects, except as otherwise set forth herein.
5.Termination. Employment with the Company is for no specific period of time. Your employment with the Company is “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause (as defined below) and with or without advance notice. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation, and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.
Notwithstanding the foregoing, in the event that the Company terminates your employment other than for Cause prior to May 15, 2026, you resign 30 days after the Company hires a Chief Financial Officer, or you terminate your employment for any reason subsequent to May 15, 2026, you will be entitled to (i) the difference between $1,200,000 and any salary (before taxes, deductions, and withholdings) already paid to you under this Agreement, and (ii) any unpaid amounts that would have been payable under Section 4 of this Agreement. These amounts will be paid within 30 days of your termination date. For avoidance of doubt, you will not be eligible for any executive severance plan made available by the Company Group.
For the purposes of this Agreement, (a)    “Cause” means: (i) your commission of any act that constitutes a felony or any crime involving dishonesty or moral turpitude, (ii) your engaging in any act of fraud or embezzlement, whether or not related to the business of the Company Group, or any other act of material dishonesty against the Company Group, (iii) any material breach by you of this Agreement, the Confidentiality Agreement or similar agreement or of any material written policy of the Company Group and, if curable, your failure to cure such breach within thirty (30) days after receiving written notice thereof from the Board specifying the nature of such breach with reasonable specificity; (iv) your willful and continued failure to substantially perform your duties to the Company Group (other than any such failure resulting from your incapacity due to physical or mental illness), after written demand for substantial performance is delivered by the Board that identifies with reasonable specificity the manner in which the Employer believes that you have not substantially performed your duties, which is not cured within thirty (30) days after notice of such failure has been given to you by the Board; (v) the willful engaging by you in misconduct or gross neglect (including any conduct that is in violation of the written employee workplace policies of the Company Group) that is materially injurious to the Company Group, monetarily, in reputation or otherwise; or (vi) any other intentional act causing material damage to the Company Group’s business, property or reputation; provided, however, that any written notice of breach or written demand for performance described in clauses (iii) or (iv) must be delivered to you no later than thirty (30) days after the Board’s initial knowledge of the conduct believed to constitute Cause, in order for such conduct to constitute Cause.
6.Expenses. You will be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are reasonably incurred by you in furtherance of the Company’s business, with appropriate documentation and in accordance with the Company’s standard policies. Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of your taxable year following the taxable year in which you incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of yours, and your right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.
7.Compliance with Confidentiality Information Agreement and Company Policies. In connection with your employment with the Company, you will receive and have access to Company confidential information and trade secrets.  Accordingly, as a condition to your commencement of employment with the Company, you will be required to execute the Employee Confidential Information and Inventions Assignment Agreement (“Confidentiality Agreement”) attached hereto as Attachment 2, which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations.  In addition, you are required to abide by the Company’s policies and procedures (including but not limited to the Company’s employee handbook), as adopted or modified from time to time within the Company’s discretion, and acknowledge in writing that you have read and will comply with such policies and procedures (and provide additional such acknowledgements as such policies and procedures may be modified from time to time). The Company may modify, revoke, suspend or terminate any of the policies and/or procedures at any time, with or without notice.
    Nothing in this Agreement or the Confidentiality Agreement shall prevent you from (i) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, (ii) exercising any rights you may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (iii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Employee has reason to believe is unlawful. In addition, you acknowledge receipt of the following notice of immunity rights under the U.S. Defend Trade Secrets

Act, which states: “(1) An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.”
8.Protection of Third-Party Information. By signing this Agreement, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company on and after the Start Date. You agree not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of your former employers. You also represent that you are not in unauthorized possession of any materials containing a third party’s confidential and proprietary information.
9.Outside Activities. During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without participating in the activities of such enterprise) and you may passively invest in hedge funds, mutual funds, private equity funds and similar funds. Nothing in this Agreement shall prohibit or restrict you from managing your personal investments in companies that are not competitive with the Company or engaging in civic, charitable, religious or political activities, sitting on a non-profit, professional, or industry boards, or conducting personal speaking or educational engagements, in each case provided such endeavors do not materially interfere with your obligations under this Agreement. In addition, in the event that you wish to undertake any business activity outside the scope of your employment by the Company, which activity you believe entails no conflict with the Company’s activities, you agree to inform the Company of your intentions prior to the initiation of such outside business activity, and you furthermore agree to abide by the Company’s decision as to whether or not there is no conflict. If, in the Company’s sole determination, a conflict exists or is likely to develop, you agree not to undertake such outside business activity.
10.Miscellaneous.
(a)Background Check and Proof of Right to Work. This offer is contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States. If the

Company informs you that you are required to complete a background check or drug test, this offer is contingent upon satisfactory clearance of such background check and/or drug test. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

(b)Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of State of California, without giving effect to principles of conflicts of law.
(c)Entire Agreement. You acknowledge and agree that as of your execution of this Agreement, your sole entitlement to any compensation or benefits from the Company will be as set forth in this Agreement. This Agreement, together with the Confidentiality Agreement, the Indemnification Agreement (as defined below) and the documents governing any equity awards granted to you, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between you and the Company relating to the subject matter hereof. No amendment or modification to this Agreement shall be effective unless it is in writing and signed by an authorized officer of the Company and by you.
(d)Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Facsimile and electronic image signatures (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) will be deemed an original and valid signature.
(e)Successors and Assigns. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder, without the written consent of the Company.
(f)Severability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.
(g)Waiver. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.
(h)Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this Agreement, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to: (i) conduct business electronically; (ii) receive such documents and notices by such electronic delivery; and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(i)Arbitration. You agree that any and all disputes relating to or regarding your employment, including disputes regarding compensation and any and all other conflicts, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16 (“FAA”), or if inapplicable, the California Arbitration Act, to the fullest extent permitted by law, by final and binding arbitration. You further agree that such disputes shall be resolved on an individual basis only, and not on a class, collective or representative basis on behalf of other employees (“Class Waiver”), to the extent permitted by applicable law. Any claim that all or part of the Class Waiver is invalid, unenforceable, unconscionable, void or voidable may be determined only by a court. In no case may class, collective or representative claims proceed in arbitration. Notwithstanding the foregoing, this paragraph shall not apply to an action or claim brought in court that cannot be subject to mandatory arbitration as a matter of law, including without limitation, claims alleging sexual harassment or a nonconsensual sexual action or sexual contact, to the extent any such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the FAA or otherwise invalid (the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You and the Company agree to bring any dispute in arbitration before a single neutral arbitrator with JAMS, Inc. or its successor (“JAMS”), in San Francisco, California or in the county of your residence if it is not in the San Francisco Bay Area at the time of the commencement of an arbitration proceeding, pursuant to the JAMS Employment Rules & Procedures (which can currently be reviewed at http://www.jamsadr.com/rules-employment-arbitration/ and will be provided to you upon request). You on the one hand, and the Company on the other, waive any rights to a jury trial or a bench trial in connection with the resolution of any dispute under this Agreement or your employment (although both parties may seek interim emergency relief from a court to prevent irreparable harm pending the conclusion of any arbitration). The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all JAMS’ arbitration fees, or such fees shall be paid in such other manner to the extent required by, and in accordance with, applicable law to effectuate your and the Company’s agreement to arbitrate; provided, however, if you reside in California, the Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were filed in Superior Court. To the extent JAMS does not collect or you otherwise do not pay to JAMS an equal share of all JAMS’ arbitration fees for any reason, and the Company pays JAMS your share, you acknowledge and agree that the Company shall be entitled to recover from you half of the JAMS arbitration fees invoiced to the parties (less any amounts you paid to JAMS) in a federal or state court of competent jurisdiction. Each party is responsible for its own attorneys’ fees, except as expressly set forth in your Confidentiality Agreement. Nothing in this letter agreement is intended to prevent either you or the

Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. This paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended. Arbitration is not a mandatory condition of your employment. If you wish to opt out of this arbitration agreement, you must notify the Company in writing by sending an email to hr@opendoor.com stating your intent to opt out within 30 days of signing this Agreement.
(j)Withholding. All amounts payable to you will be subject to appropriate payroll deductions and withholdings.

(k)Electronic Delivery. The Company may, in its sole discretion, decide to deliver to you by email or any other electronic means any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s organizational documents, each as amended from time to time. You hereby consent to receive such documents and notices by such electronic delivery and agree to participate through any online or electronic system that may be established and maintained by the Company, or a third party designated by the Company.

To indicate your acceptance of the Company’s offer of employment, please sign and date this Agreement and the enclosed Confidentiality Agreement where indicated and return them to me no later than September 18, 2025. This offer, if not accepted, will expire at the close of business on such date.

Best regards,
OPENDOOR LABS INC.
By:     /s/ Sydney Schaub
Name: Sydney Schaub
Title: Chief Legal Officer

Date:    9/18/25

ACCEPTED AND AGREED:

    /s/ Christy Schwartz
Christy Schwartz
Date:     9/18/25